Delek US Holdings Reports First Quarter 2016 Results

•	Cash balance increased to $350 million at March 31 from $302 million at December 31

•	Expect cash proceeds up to $160 million for the full year from tax refunds and business interruption proceeds

BRENTWOOD, Tenn.-- May 5, 2016 (BUSINESS WIRE)-- Delek US Holdings, Inc. (NYSE: DK) (“Delek US”) today announced financial results for its first quarter ended March 31, 2016. Delek US reported a first quarter net loss of $(29.2) million, or $(0.47) per basic share, versus a net loss of $(16.1) million, or $(0.28) per basic share, for the quarter ended March 31, 2015. On an adjusted basis, Delek US reported a net loss of $(53.3) million, or $(0.86) per basic share for the quarter ended March 31, 2016, compared to a net loss of $(10.1) million, or $(0.18) per basic share on an adjusted basis in the prior year period. Reconciliations of GAAP earnings to adjusted earnings are included in the financial tables attached to this release.

On a year-over-year basis, results in the first quarter 2016 benefited from higher sales volumes compared to the prior year period when the Tyler, Texas refinery underwent a scheduled turnaround. These benefits were more than offset by a 49 percent decline in the WTI Gulf Coast 5-3-2 crack spread, lower realized hedging gains of $0.8 million compared to $20.8 million in the prior year period and a narrowing of the Midland WTI crude oil discount to Cushing WTI.

In addition to the factors above, results were negatively affected by approximately $21.5 million, or $0.22 per basic share after tax in the first quarter 2016. This amount consists of approximately $16.1 million, or $0.17 per basic share after tax of other inventory charges, excluding lower of cost or market, in the refining segment due to changes in prices in the quarter. Additionally, approximately $5.4 million of costs, or $0.05 per basic share after tax, were incurred during the period related to a combination of higher general liability expense, costs associated with contaminated fuel at two terminal locations and oil spill remediation costs. In the first quarter 2015, reported results included other inventory charges of $29.6 million, or $0.33 per basic share after tax.

In May 2015, Delek US acquired 48 percent of the outstanding stock of Alon USA. The loss from the equity investment in Alon USA and associated interest costs related to the financing of this investment lowered results by approximately $0.23 per basic share in the first quarter 2016. This loss, combined with the $0.22 per basic share of inventory and other cost, reduced results by $0.45 per basic share. Excluding these factors, our adjusted results would have been a loss of $(0.41) per basic share in the first quarter 2016. For purposes of after tax calculations, a marginal income tax rate of 35 percent was used related to other inventory charges, other costs and the effect from the investment in Alon USA.

Uzi Yemin, Chairman, President and Chief Executive Officer of Delek US stated, "During the first quarter, we remained focused on the factors within our control, while facing challenging refining conditions. Capital spending was $9.9 million during the quarter and we lowered our net debt position on a sequential basis by approximately $60 million. Our logistics segment results improved on a year-over-year basis, and our joint venture crude oil pipeline projects are moving forward, with completion of the RIO pipeline in west Texas expected in July. This should improve crude sourcing flexibility in west Texas for our refining system."

Yemin concluded, "We have been focused on maintaining liquidity in our balance sheet and ended the quarter with $350 million of cash, and when combined with the completion of a large capital spending program in 2015, our company is better positioned to manage the current environment. We are now forecasting $64.5 million in capital expenditures in 2016 as we focus primarily on maintenance spending, which compares to $89.0 million in our previous forecast and $219.0 million spent in 2015. As we have moved toward the summer driving season, we have experienced continued improvement in the refining environment, as crack spread has increased from the first quarter. With a focus on creating long term value for our shareholders, the evaluation of alternatives to unlock the value of our retail assets, which could include a drop down to Delek Logistics, are underway, and we continue to explore options for our investment in Alon USA."

Regular Quarterly Dividend and Share Repurchase

Delek US announced today that its Board of Directors had declared its regular quarterly cash dividend of $0.15 per share. Shareholders of record on May 24, 2016 will receive this cash dividend payable on June 14, 2016.

During the first quarter 2016 from March 16 to March 31, approximately 180,209 shares were repurchased for $2.8 million, or $15.54 per share, under the 2016 share repurchase authorization of $125.0 million, which expires on December 31, 2016. On a year to date basis through April 29, a total of 386,090 shares were repurchased for $5.9 million, or $15.41 per share.

Liquidity

As of March 31, 2016, Delek US had a cash balance of $349.9 million and total debt of $962.0 million, resulting in net debt of $612.1 million. This compares to $673.5 million of net debt at December 31, 2015. As of March 31, 2016, Delek US' subsidiary, Delek Logistics Partners, LP (NYSE: DKL) ("Delek Logistics"), had $0.2 million of cash and $357.9 million of debt, which is included in the consolidated amounts on Delek US' balance sheet. Excluding Delek Logistics, Delek US had approximately $349.7 million in cash and $604.1 million of debt, or a $254.4 million net debt position compared to $321.9 million at December 31, 2015.

During the first quarter 2016, approximately $100.0 million of cash was received from a litigation settlement and tax refunds. The total litigation settlement was approximately $49.0 million, of which $42.4 million was recognized as business interruption proceeds in the first quarter 2016. Approximately $6.4 million of this settlement was recognized in the fourth quarter 2015 as a reduction in G&A expenses related to legal costs incurred as part of the litigation. Additionally, approximately $35.0 million to $40.0 million of additional cash is expected to be received during the second quarter 2016 from tax refunds. The total amount expected to be received in 2016 from the litigation settlement and tax refunds is up to $160 million.

Refining Segment

	Tyler, Texas Refinery		El Dorado, Arkansas Refinery
Operating Highlights	Three Months Ended March 31,		Three Months Ended March 31,
	2016	2015	2016	2015
Contribution Margin, $ in millions (1)	$4.5	$(3.0)	$19.0	$29.2

Crude Throughput, bpd	63,504	18,574	72,619	76,695
Total Throughput, bpd	68,253	20,044	77,086	80,075
Total Sales Volume, bpd	72,320	23,200	79,554	79,140

Refining Margin, $/bbl sold	$4.93	$8.32	$0.77	$7.81
Adjusted Refining Margin, $/bbl sold (2)	$5.17	$8.21	$3.31	$10.39

Direct Operating Expense, $ in millions	$27.9	$20.4	$29.0	$26.5
Direct Operating Expense, $/bbl sold	$4.24	$9.76	$4.00	$3.72
(1) Contribution margin for El Dorado includes the benefit of $42.4 million from business interruption proceeds in the first quarter 2016.
(2) Reconciliations of refining margin and adjusted refining margin are included in the attached tables.

Refining segment contribution margin was $23.5 million, which includes a $42.4 million benefit from business interruption proceeds, compared to $21.9 million in the first quarter 2015. On a year-over-year basis several factors affected performance at the refineries. First, the Gulf Coast 5-3-2 crack spread declined to $7.68 per barrel for the first quarter 2016, compared to $14.99 per barrel for the same period in 2015. Second, other inventory charges, excluding lower of cost or market, were $16.1 million ($14.9 million at El Dorado and $1.1 million at Tyler), compared to other inventory charges, excluding lower of cost or market, of $29.6 million ($21.8 million at El Dorado and $7.8 million at Tyler) in the first quarter 2015. Third, the first quarter 2016 included a net hedging loss of $(7.6) million compared to an $8.0 million hedging gain in the prior year period.

The Midland WTI crude differential to Cushing WTI averaged a $0.14 per barrel premium in first quarter 2016 compared to an average discount of $1.98 per barrel in the first quarter 2015. This decline in the Midland differential was partially offset by a crude oil futures market that was in contango of $1.80 per barrel in the first quarter 2016, compared to contango of $0.68 per barrel in the first quarter 2015.

On a year-over-year basis, throughput and sales volume increased at Tyler due to the refinery completing a scheduled turnaround and expansion in the first quarter 2015. Sales volume at El Dorado was in line with the prior year period.

In the first quarter 2016, operating expenses increased at both refineries on a year-over-year basis. The increase at Tyler was primarily due to the refinery undergoing a turnaround in the prior year period. Also, there was approximately $2.7 million of increased general liability expense at Tyler in the first quarter 2016. El Dorado operating expense increased primarily due to outside services that included $1.1 million of oil spill remediation, partially offset by lower variable costs.

Logistics Segment

Delek US and its affiliates beneficially own approximately 62 percent (including the 2 percent general partner interest) of all outstanding Delek Logistics units. The logistics segment's results include 100 percent of the performance of Delek Logistics and adjustments for the non-controlling interests are made on a consolidated basis.

The logistics segment contribution margin in the first quarter 2016 was $26.8 million compared to $24.3 million in the first quarter 2015. On a year-over-year basis, results benefited from acquisitions by Delek Logistics of the El Dorado, Arkansas rail offloading rack and the Tyler, Texas crude oil storage tank purchased on March 31, 2015 from subsidiaries of Delek US. Also, performance in the east Texas assets improved on a year-over-year basis as the Tyler refinery underwent a scheduled turnaround in the first quarter 2015. These factors were partially offset by a lower gross margin per barrel and volume sold in the west Texas wholesale business.

Retail Segment

	Three Months Ended March 31,
Retail Operating Highlights	2016	2015
Contribution margin, $ in millions	$12.0	$12.3
Operating expenses, $ in millions	$33.4	$32.5

Merchandise margin	28.0%	28.1%
Fuel margin, per gallon	$0.152	$0.163

Store count (end of period)	355	360

Retail segment contribution margin decreased year-over-year primarily due to lower fuel margins, partially offset by higher fuel gallons sold and merchandise sales. Fuel gallons sold increased to 111.1 million from 108.7 million in the prior-year period and merchandise sales increased year-over-year to $99.4 million compared to $94.5 million. On a same store sales basis, fuel gallons sold increased 0.4% and merchandise sales increased 4.9% from first quarter 2015. While same store fuel gallons did increase for the quarter, it was negatively affected in January due to a product contamination incident in a large market that reduced gallons sold during that month. Same store fuel gallons sold in February and March increased by an average of 4.4 percent. At the end of the first quarter 2016, there were a total of 69 large-format stores in the portfolio.

First Quarter 2016 Results | Conference Call Information
Delek US will hold a conference call to discuss its first quarter 2016 results on Friday, May 6, 2016 at 8:00 a.m. Central Time. Investors will have the opportunity to listen to the conference call live by going to www.DelekUS.com and clicking on the Investor Relations tab. Participants are encouraged to register at least 15 minutes early to download and install any necessary software. For those who cannot listen to the live broadcast, a telephonic replay will be available through August 6, 2016 by dialing (855) 859-2056, passcode 82704761. An archived version of the replay will also be available at www.DelekUS.com for 90 days.

Investors may also wish to listen to Delek Logistics’ (NYSE: DKL) first quarter earnings conference call that will be held on Friday, May 6, 2016 at 7:00 a.m. Central Time and review Delek Logistics’ earnings press release. Market trends and information disclosed by Delek Logistics may be relevant to the logistics segment reported by Delek US. Both a replay of the conference call and press release for Delek Logistics are available online at www.deleklogistics.com.

About Delek US Holdings, Inc.
Delek US Holdings, Inc. is a diversified downstream energy company with assets in petroleum refining, logistics and convenience store retailing. The refining segment consists of refineries operated in Tyler, Texas and El Dorado, Arkansas with a combined nameplate production capacity of 155,000 barrels per day. Delek US Holdings, Inc. and its affiliates also own approximately 62 percent (including the 2 percent general partner interest) of Delek Logistics Partners, LP. Delek Logistics Partners, LP (NYSE: DKL) is a growth-oriented master limited partnership focused on owning and operating midstream energy infrastructure assets. The retail segment markets motor fuel and convenience merchandise through a network of approximately 355 company-operated convenience store locations operated under the MAPCO Express®, MAPCO Mart®, East Coast®, Fast Food and Fuel™, Favorite Markets®, Delta Express® and Discount Food Mart™ brand names. Delek US Holdings, Inc. also owns approximately 48 percent of the outstanding common stock of Alon USA Energy, Inc. (NYSE: ALJ).

Safe Harbor Provisions Regarding Forward-Looking Statements
This press release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. Statements concerning current estimates, expectations and projections about future results, performance, prospects and opportunities and other statements, concerns, or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws.

Investors are cautioned that the following important factors, among others, may affect these forward-looking statements. These factors include but are not limited to: risks and uncertainties with respect to the quantities and costs of crude oil we are able to obtain and the price of the refined petroleum products we ultimately sell; gains and losses from derivative instruments; changes in the scope, costs, and/or timing of capital and maintenance projects; management's ability to execute its strategy of growth through acquisitions and the transactional risks associated with acquisitions; the effect on our financial results by the financial results of Alon USA Energy, Inc., in which we hold a significant equity investment; operating hazards inherent in transporting, storing and processing crude oil and intermediate and finished petroleum products; our competitive position and the effects of competition; the projected growth of the industries in which we operate; general economic and business conditions, particularly levels of spending relating to travel and tourism or conditions affecting the southeastern United States; and other risks contained in our filings with the United States Securities and Exchange Commission.

Forward-looking statements should not be read as a guarantee of future performance or results and will not be accurate indications of the times at or by which such performance or results will be achieved. Forward-looking information is based on information available at the time and/or management's good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. Delek US undertakes no obligation to update or revise any such forward-looking statements.

Non-GAAP Disclosures:
This earnings release includes references to financial measures that are not defined under U.S. generally accepted accounting principles ("GAAP"). These non-GAAP measures include adjusted net income or loss and adjusted net income or loss per share. Delek US believes that the presentation of these non-GAAP measures reflects operating results that are more indicative of Delek US' ongoing operating performance while improving comparability to prior periods, and, as such, may provide investors with an enhanced understanding of the Company's past financial performance and prospects for the future. Adjusted income or loss and adjusted net income or loss per share should not be considered in isolation or as alternatives to net income or loss, net income or loss per share, or any other measure of financial performance presented in accordance with U.S. GAAP. Additionally, because adjusted net income or loss and adjusted net income or loss per share may be defined differently by other companies in its industry, Delek US' definition may not be comparable to similarly titled measures of other companies. See the accompanying tables in this earnings release for a reconciliation of these non-GAAP measures to the most directly comparable GAAP measures.

Delek US Holdings, Inc.
Consolidated Balance Sheets (Unaudited)

	March 31, 2016	December 31, 2015
	(In millions, except share and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$349.9	$302.2
Accounts receivable	213.6	233.0
Accounts receivable from related parties	0.2	0.5
Inventories, net of lower of cost or market valuation	321.7	307.6
Other current assets	119.6	145.5
Total current assets	1,005.0	988.8
Property, plant and equipment:
Property, plant and equipment	2,102.7	2,100.1
Less: accumulated depreciation	(608.9)	(579.0)
Property, plant and equipment, net	1,493.8	1,521.1
Goodwill	74.4	74.4
Other intangibles, net	26.9	27.3
Equity method investments	596.9	605.2
Other non-current assets	109.3	108.1
Total assets	$3,306.3	$3,324.9
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$414.7	$397.6
Current portion of long-term debt and capital lease obligations	114.4	95.2
Obligation under Supply and Offtake Agreement	124.4	132.0
Accrued expenses and other current liabilities	177.0	134.9
Total current liabilities	830.5	759.7
Non-current liabilities:
Long-term debt and capital lease obligations, net of current portion	847.6	880.5
Environmental liabilities, net of current portion	7.3	7.9
Asset retirement obligations	9.6	9.7
Deferred tax liabilities	231.6	247.9
Other non-current liabilities	63.5	65.3
Total non-current liabilities	1,159.6	1,211.3
Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 110,000,000 shares authorized, 66,987,187 shares and 66,946,721 shares issued at March 31, 2016 and December 31, 2015, respectively	0.7	0.7
Additional paid-in capital	642.8	639.2
Accumulated other comprehensive loss	(45.0)	(45.3)
Treasury stock, 4,989,910 shares and 4,809,701 shares, at cost, as of March 31, 2016 and December 31, 2015, respectively	(157.6)	(154.8)
Retained earnings	674.9	713.5
Non-controlling interest in subsidiaries	200.4	200.6
Total stockholders’ equity	1,316.2	1,353.9
Total liabilities and stockholders’ equity	$3,306.3	$3,324.9

Delek US Holdings, Inc.
Consolidated Statements of Income (Unaudited)

	Three Months Ended March 31,

	2016	2015
	(In millions, except share and per share data)
Net sales	$1,105.9	$1,150.6
Operating costs and expenses:
Cost of goods sold	991.1	1,006.1
Operating expenses	101.9	91.4
Insurance proceeds — business interruption	(42.4)	—
General and administrative expenses	34.6	32.7
Depreciation and amortization	36.1	28.3
Other operating loss, net	0.3	—
Total operating costs and expenses	1,121.6	1,158.5
Operating loss	(15.7)	(7.9)
Interest expense	15.0	10.1
Interest income	(0.3)	(0.4)

Loss from equity method investments	18.0	—
Other loss (income), net	0.6	(0.9)
Total non-operating expenses, net	33.3	8.8
Loss before income tax benefit	(49.0)	(16.7)
Income tax benefit	(25.1)	(6.0)
Net loss	(23.9)	(10.7)
Net income attributed to non-controlling interest	5.3	5.4
Net loss attributable to Delek	$(29.2)	$(16.1)
Basic & diluted loss per share:
Basic	$(0.47)	$(0.28)
Diluted	$(0.47)	$(0.28)
Weighted average common shares outstanding:
Basic	62,132,007	57,289,925
Diluted	62,132,007	57,289,925
Dividends declared per common share outstanding	$0.15	$0.15

Delek US Holdings, Inc.
Consolidated Statements of Cash Flows
(In millions)

	Three Months Ended March 31,
	2016	2015
Cash Flow Data	(Unaudited)
Operating activities	$71.9	$(61.5)
Investing activities	(34.2)	(76.6)
Financing activities	10.0	70.4
Net increase (decrease)	$47.7	$(67.7)

Delek US Holdings, Inc.
Segment Data (Unaudited)
(In millions)
	Three Months Ended March 31, 2016
	Refining	Logistics	Retail	Corporate, Other and Eliminations	Consolidated
Net sales (excluding intercompany fees and sales)	$735.9	$67.7	$301.6	$0.7	$1,105.9
Intercompany fees and sales	91.4	36.4	—	(127.8)	—
Operating costs and expenses:
Cost of goods sold	787.9	66.8	256.2	(119.8)	991.1
Operating expenses	58.3	10.5	33.4	(0.3)	101.9
Insurance proceeds — business interruption	(42.4)	—	—	—	(42.4)
Segment contribution margin	$23.5	$26.8	$12.0	$(7.0)	55.3
General and administrative expenses					34.6
Depreciation and amortization					36.1
Other operating income					0.3
Operating loss					$(15.7)
Total assets	$1,947.4	$379.2	$436.0	$543.7	$3,306.3
Capital spending (excluding business combinations)	$3.3	$1.1	$1.9	$3.6	$9.9

	Three Months Ended March 31, 2015
	Refining	Logistics	Retail	Corporate, Other and Eliminations	Consolidated
Net sales (excluding intercompany fees and sales)	$700.7	$111.2	$338.0	$0.7	$1,150.6
Intercompany fees and sales	126.3	32.3	—	(158.6)	—
Operating costs and expenses:
Cost of goods sold	756.9	108.4	293.2	(152.4)	1,006.1
Operating expenses	48.2	10.8	32.5	(0.1)	91.4
Segment contribution margin	$21.9	$24.3	$12.3	$(5.4)	53.1
General and administrative expenses					32.7
Depreciation and amortization					28.3
Operating income					$(7.9)
Total assets	$1,932.9	$332.6	$450.2	$178.2	$2,893.9
Capital spending (excluding business combinations)	$85.0	$3.8	$1.3	$0.6	$90.7

Refining Segment	Three Months Ended March 31,
	2016	2015
Tyler Refinery	(Unaudited)
Days in period	91	90
Total sales volume (average barrels per day)(1)	72,320	23,200
Products manufactured (average barrels per day):
Gasoline	36,606	11,514
Diesel/Jet	27,842	7,359
Petrochemicals, LPG, NGLs	1,948	410
Other	1,483	346
Total production	67,879	19,629
Throughput (average barrels per day):
Crude oil	63,504	18,574
Other feedstocks	4,749	1,470
Total throughput	68,253	20,044
Per barrel of sales:
Tyler refining margin	$4.93	$8.32
Direct operating expenses	$4.24	$9.76

El Dorado Refinery
Days in period	91	90
Total sales volume (average barrels per day)(2)	79,554	79,140
Products manufactured (average barrels per day):
Gasoline	42,958	40,006
Diesel	26,773	28,440
Petrochemicals, LPG, NGLs	746	665
Asphalt	4,036	8,082
Other	892	1,757
Total production	75,405	78,950
Throughput (average barrels per day):
Crude oil	72,619	76,695
Other feedstocks	4,467	3,380
Total throughput	77,086	80,075
Per barrel of sales:
El Dorado refining margin	$0.77	$7.81
Direct operating expenses	$4.00	$3.72

Pricing statistics (average for the period presented):
WTI — Cushing crude oil (per barrel)	$33.73	$48.80
WTI — Midland crude oil (per barrel)	$33.56	$47.18
US Gulf Coast 5-3-2 crack spread (per barrel)	$7.68	$14.99
US Gulf Coast Unleaded Gasoline (per gallon)	$1.04	$1.50
Ultra low sulfur diesel (per gallon)	$1.03	$1.69
Natural gas (per MMBTU)	$1.96	$2.87

(1)
Sales volume includes 1,446 bpd and 478 bpd sold to the logistics segment during the three months ended March 31, 2016 and March 31, 2015, respectively. Sales volume also includes sales of 292 bpd and 1,340 bpd of intermediate and finished products to the El Dorado refinery during the three months ended March 31, 2016 and March 31, 2015, respectively. Sales volume excludes 0 bpd and 6,091 bpd of wholesale activity during the three months ended March 31, 2016 and March 31, 2015, respectively.

(2)
Sales volume includes 4,387 bpd and 4,472 bpd of produced finished product sold to the retail segment during the three ended March 31, 2016 and March 31, 2015, respectively. Sales volume also includes 0 bpd and 139 bpd of produced finished product sold to the Tyler refinery during the three months ended March 31, 2016 and March 31, 2015, respectively. Sales volume excludes 24,719 bpd and 23,494 bpd of wholesale activity during the three months ended March 31, 2016 and March 31, 2015, respectively.

Delek US Holdings, Inc.
Reconciliation of Refining Margin per barrel to Adjusted Refining Margin per barrel (3)
$ in millions, except per share data
	Three Months Ended March 31,
	2016	2015
	(Unaudited)
Tyler (4)
Reported refining margin, $ per barrel	$4.93	$8.32
Adjustments:
Lower of cost or market gain	(0.60)	(1.66)
Hedging loss (gain)	0.67	(2.20)
Other inventory loss	0.17	3.75

Adjusted refining margin $/bbl	$5.17	$8.21

El Dorado (5)
Reported refining margin, $ per barrel	$0.77	$7.81
Adjustments:
Lower of cost or market charge	0.04	—
Hedging loss (gain)	0.44	(0.48)
Other inventory loss	2.06	3.06

Adjusted refining margin $/bbl	$3.31	$10.39

(3)
Adjusted refining margin per barrel is presented to provide a measure to evaluate performance excluding inventory, hedging (realized and unrealized) and other items. Delek US believes that the presentation of adjusted measures provides useful information to investors in assessing its results of operations. Because adjusted refining margin per barrel may be defined differently by other companies in its industry, Delek US' definition may not be comparable to similarly titled measures of other companies.

(4)	Tyler adjusted refining margins exclude the following items.
Lower of cost or market ("LCM") valuation - Approximately $4.0 million and $3.5 million of LCM valuation benefit in the first quarter 2016 and 2015, respectively.
Hedging affect - Total hedging loss of $(4.4) million and a gain of $4.6 million occurred in the first quarter 2016 and 2015, respectively.
Other inventory - Charges of $(1.1) million and $(7.8) million in the first quarter 2016 and 2015, respectively. These amounts consist of last-in-first-out inventory price valuation effect in the respective period.

(5)	El Dorado adjusted refining margins exclude the following items.
Lower of cost or market ("LCM") valuation - Approximately $(0.3) million and $0.0 million of LCM valuation charges in the first quarter 2016 and 2015, respectively.
Hedging affect - The total hedging loss of $(3.2) million and a gain of $3.4 million in the first quarter 2016 and 2015, respectively.
Other inventory - Charges of $(14.9) million and $(21.8) million in the first quarter 2016 and 2015, respectively. These amounts consist of first-in-first-out inventory price valuation effect in the respective period.

Logistics Segment	Three Months Ended March 31,
	2016	2015
	(Unaudited)
Pipelines & Transportation: (average bpd)
Lion Pipeline System:
Crude pipelines (non-gathered)	56,342	56,687
Refined products pipelines to Enterprise Systems	53,779	55,929
SALA Gathering System	19,001	21,538
East Texas Crude Logistics System	9,346	19,054
El Dorado Rail Offloading Rack	—	—

Wholesale Marketing & Terminalling:
East Texas - Tyler Refinery sales volumes (average bpd)(6)	66,414	26,956
West Texas marketing throughputs (average bpd)	14,370	16,645
West Texas marketing margin per barrel	$0.53	$1.40
Terminalling throughputs (average bpd)(7)	118,218	66,828

(6)	Excludes jet fuel and petroleum coke

(7)	Consists of terminalling throughputs at our Tyler, Big Sandy and Mount Pleasant, Texas, North Little Rock and El Dorado, Arkansas, and Memphis and Nashville, Tennessee terminals.

Retail Segment	Three Months Ended March 31,
	2016	2015
	(Unaudited)
Number of stores (end of period)	355	360
Average number of stores	357	362
Retail fuel sales (thousands of gallons)	111,124	108,657
Average retail gallons per average number of stores (in thousands)	311	300
Retail fuel margin ($ per gallon)	$0.152	$0.163
Merchandise sales (in thousands)	$99,428	$94,547
Merchandise margin %	28.0%	28.1%
Change in same-store fuel gallons sold	0.4%	6.0%
Change in same-store merchandise sales	4.9%	3.5%

Delek US Holdings, Inc.
Reconciliation of Amounts Reported Under U.S. GAAP
$ in millions, except per share data
	Three Months Ended March 31,
Reconciliation of Net Loss to Adjusted Net Loss	2016	2015
	(Unaudited)
Net loss attributable to Delek	$(29.2)	$(16.1)

Adjustments, after tax(8)
Lower of cost or market inventory valuation gain	(2.4)	(2.2)
Business interruption proceeds	(27.3)	—
Unrealized hedging loss	5.6	8.1

Total adjustments	(24.1)	6.0

Adjusted net loss	$(53.3)	$(10.1)

Reported loss per share	$(0.47)	$(0.28)

Adjustments, after tax (per share)(8)
Lower of cost or market inventory valuation gain	(0.04)	(0.04)
Business interruption proceeds	(0.44)	—
Unrealized hedging loss	0.09	0.14

Total adjustments	(0.39)	0.10

Adjusted net loss per share	$(0.86)	$(0.18)

(8)	A marginal income tax rate of 35 percent was applied to the adjusted items in the calculation of adjusted net income (loss) in all periods.

Contacts
Keith Johnson
Delek US Holdings, Inc.
Vice President of Investor Relations
615-435-1366
or
Alpha IR Group
Chris Hodges, Founder & CEO
312-445-2870